Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No.1 to Form S-3 (No. 333-207524) of our reports dated March 13, 2015, relating to our audits of the consolidated financial statements and financial statement schedule of Innodata Inc. and Subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and the effectiveness of internal control over financial reporting of Innodata Inc. and Subsidiaries as of December 31, 2014. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey
December 17, 2015